Exhibit 99.1

Contact:	For news media – Dan McCarthy, 610-774-5758
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Prices Offerings of Common Stock and Equity Units in
Financing for U.K. Acquisition

ALLENTOWN, Pa. (April 11, 2011) -- PPL Corporation (NYSE: PPL) on Monday (4/11) announced that it has priced its concurrent offerings of common stock and equity units. Proceeds of the offerings will be used primarily to repay a portion of the £3.6 billion Bridge Term Loan Facility used to fund PPL’s recently completed £4.1 billion acquisition of the Central Networks electricity distribution businesses in the United Kingdom.
PPL has priced 80 million shares of its common stock at a public offering price of $25.30 per share and has granted the underwriters an option to purchase an additional 12 million shares of common stock to cover over-allotments. The common stock is expected to be issued on April 15, 2011, subject to customary closing conditions.
PPL has also priced its offering of 17 million equity units, an increase from the previously announced 15 million units, with a stated amount of $50 per unit, for an aggregate amount of $850 million. The equity units carry a total annual distribution rate of 8.75 percent. The reference price for the equity units is $25.30 per share, the public offering price in the concurrent common stock offering. The threshold appreciation price for the equity units is $30.99, which represents a premium of about 22.5 percent over the reference price.
PPL has granted the underwriters an option to purchase during the 13-day period beginning on, and including, the initial issuance date of the equity units up to 2.55 million additional equity units, or an additional aggregate stated amount of $127.5 million, to cover over-allotments. The equity units will initially consist of a contract to purchase PPL common stock and a 5 percent beneficial ownership interest in $1,000 principal amount of PPL Capital Funding, Inc.’s 4.32 percent junior subordinated notes due 2019. Under the purchase contract, holders are required to purchase a variable number of shares of PPL common stock no later than May 1, 2014. The units are expected to be issued on April 15, 2011, subject to customary closing conditions.
The offerings are being made under an effective shelf registration statement on file with the Securities and Exchange Commission.
BofA Merrill Lynch and Credit Suisse are acting as the lead book running managers for both the common stock and equity units offerings. Barclays Capital, Morgan Stanley and Wells Fargo Securities are joint book runners for the common stock offering. Citi, J.P. Morgan and UBS Investment Bank are joint book runners for the equity units offering.
The acquired businesses are operated by PPL’s Western Power Distribution business in the United Kingdom and are now doing business under the names WPD East Midlands and WPD West Midlands.
PPL Corporation, headquartered in Allentown, Pa., owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. These offerings may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting:

BofA Merrill Lynch,
4 World Financial Center,
New York, NY 10080
Attn:  Prospectus Department.
Email: dg.prospectus_requests@baml.com
Or
Credit Suisse Prospectus Department,
One Madison Avenue,
New York, NY 10010

Statements contained in this press release, including statements with respect to future events and their timing, including the acquisition (“Acquisition”) by PPL Corporation of Central Networks East plc and Central Networks West plc (collectively, “Central Networks”), the expected results of operations of Central Networks or PPL Corporation both before or following PPL Corporation’s acquisition of Central Networks, as well as statements as to future earnings, the timing or extent of realizing synergistic and other benefits from the Acquisition, energy prices, margins and sales, growth, revenues, expenses, cash flow, credit profile, ratings, financing, asset disposition, marketing performance, hedging, regulation, corporate strategy and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these expectations, assumptions and statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: capital market conditions, including their effect on permanent financing of the Acquisition, and decisions regarding capital structure; PPL’s ability to successfully operate the Central Networks business as planned; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; stock price performance; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation, Central Networks and of their subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; the impact of state, federal or foreign investigations applicable to PPL Corporation, Central Networks and their subsidiaries; the outcome of litigation against PPL Corporation, Central Networks and their subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation, Central Networks and their subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax or environmental legislation or regulation; and the commitments and liabilities of PPL Corporation, Central Networks and of their subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.